EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/08/04	Investors: Mary Healy, 630-623-6429
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS STRONG GLOBAL COMPARABLE SALES FOR
OCTOBER - UP 6.1%

Global comparable sales up 6.1% for the month of October, and 7.4% year-to-date
U.S. comparable sales up 7.5% for the month of October, and 10.1% year-to-date

OAK BROOK, IL - Charlie Bell, President and Chief Executive Officer, said, "Our customer-focused Plan to Win continues to generate impressive sales results. Global comparable sales were up 6.1% in October, against our toughest prior year comparison of 8.4% posted in October 2003. Systemwide sales for all McDonald's restaurants increased 9.5%, or 7.0% in constant currencies, compared with October 2003.
    "Our U.S. business had another robust month, growing comparable sales 7.5% on top of last October's outstanding 15.1% comparable sales result. This performance reflects the underlying strength and resilience of our integrated approach to improving the customer experience. In addition, McDonald's very popular Best Chance Monopoly Game contributed to October's performance in both years.
    "In Europe, comparable sales increased 2.0% for the month, driven primarily by a positive calendar shift, and were up 2.6% year-to-date. While the economic environment in Germany remains challenging, we are taking steps to optimize our value and product offerings, and working to enhance consumer perception of our brand. I am confident that solid execution behind these key priorities will enable Europe to reach its full potential.
    "In Asia/Pacific, Middle East and Africa, comparable sales grew 6.1% in October and 6.5% year-to-date. Branded affordability programs, combined with relevant food and service initiatives, continue to benefit our business in Australia, Japan and China. A positive calendar shift also contributed to APMEA's October comparable sales result.

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    "We've made significant progress to date, yet we know that more work and opportunities lie ahead. Our intense focus on operational excellence and leadership marketing will allow us to maximize these opportunities."

October Comparable Sales
	Month-to-Date		Year-to-Date
Percent Increase/(Decrease)	2004	2003	2004	2003
McDonald's Restaurants*	6.1	8.4	7.4	1.5
Major Segments: U.S. Europe APMEA**	7.5 2.0 6.1	15.1 2.1 (0.3)	10.1 2.6 6.5	5.4 (1.6 (5.6	) )
October Systemwide Sales
	Month-to-Date		Year-to-Date
Percent Increase	As Reported	Constant Currency	As Reported	Constant Currency
McDonald's Restaurants*	9.5	7.0	12.5	8.2
Major Segments: U.S. Europe APMEA**	8.0 10.8 9.0	8.0 3.5 6.9	10.8 14.4 13.7	10.8 4.1 6.5
*	Excludes non-McDonald's brands
**	Asia/Pacific, Middle East and Africa

Definitions

Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of October 2004, this calendar shift/trading day adjustment consisted of one more Saturday and Sunday and one less Wednesday and Thursday, compared with October 2003.

Upcoming Communications
McDonald's tentatively plans to release November sales performance on December 9.

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    More than 30,000 local McDonald's restaurants serve about 47 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of November 8, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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